                                AUDITORS' CONSENT




Board of Directors
Tenet Healthcare Corporation:

We consent to the use of our reports dated July 25, 1995 incorporated by reference in the Registration Statement on Form S-8 of Tenet Healthcare Corporation, relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1995, and the related schedule. Our report on the 1994 consolidated financial statements refers to a change in the method of accounting for income taxes.

                                        KPMG PEAT MARWICK LLP




Los Angeles, California
February 23, 1996


                                EXHIBIT 23(a)